FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

 Check this box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b)

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 of
Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------ -----------------------------------------------------------------
                                                                   2.   Issuer Name and Ticker or Trading Symbol

Name and Address of Reporting Person                                                      LifePoint, Inc - LFPT

Gold                        Peter                      S.
____________________________________________________________
(Last)                     (First)                   (Middle)

5 Beverly Park
____________________________________________________________
                           (Street)

Beverly Hills               CA                       90210
____________________________________________________________
City                       (State)                   (Zip)
------------------------------------------------------------------ -----------------------------------------------------------------
------------------------------------------------------------------ ------------------------- ---------------------------------------
                                                                   3. IRS or Social          4. Statement for Month/Year
                                                                   Security Number of
                                                                   Reporting Person                           4/00
                                                                   (Voluntary)

                                                                   ###-##-####
------------------------------------------------------------------ ------------------------- ---------------------------------------
------------------------------------------------------------------ ------------------------- ---------------------------------------
                                                                                             5. If Amendment, Date of Original
                                                                                             (Month/Year)


------------------------------------------------------------------ ------------------------- ---------------------------------------
------------------------------------------------------------------ -----------------------------------------------------------------
6.  Relationship of Reporting Person to Issuer
          (Check if Applicable)

_X_  Director              ___   10% Owner
__   Officer               ___   Other (specify below)
  (give title below)







 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------- -----------------------------------------------------------------------
--------------------------------------------------------- ------------------- ------------------ --------------------------------
1.  Title of Security                                     2.  Transaction     3.  Transaction    4.  Securities Acquired (A) or
     (Instr. 3)                                               Date                Code           Disposed of (D) (Instr. 3, 4,
                                                          (Month/Day/Year)        (Instr. 8)     and 5)





--------------------------------------------------------- ------------------- ------------------ --------------------------------
--------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------
                                                                                Code       V     Amount      (A) or    Price
                                                                                                             (D)
--------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------
--------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------
Common Stock, $.001 par value                             N/A                  N/A               100,000     N/A       N/A

--------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------
--------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------

Common Stock, $.001 par value                             N/A                  N/A               600,000     N/A       N/A

--------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------
--------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------




--------------- ----------- ---------------
--------------- ----------- ---------------
5. Amount of    6.          7. Nature of
Securities      Ownership   Indirect
Beneficially    Form:       Beneficially
Owned at End    Direct      Ownership
of Month        (D) or      (Instr. 4)
(Instr. 3 and   Indirect
4)              (I)
                (Instr. 4)
--------------- ----------- ---------------
--------------- ----------- ---------------
100,000          D           N/A

--------------- ----------- ---------------
--------------- ----------- ---------------
600,000          I           Trustee and
                             co-beneficiary
                             of revocable
                             Intervivos
                             Trust
--------------- ----------- ---------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
              (e.g., puts, calls, warrants, options, convertible securities)
---------------------------- ------------- -------------- -------------- --------------- -----------------
1. Title of Derivative       2. Conver-    3.             4.             5. Number of    6. Date
Security (Instr. 3)          sion or       Transaction    Transaction    Derivation      Exercisable and
                             Exercisable   Date           Code (Instr.8  Securities      Expiration Date
                             Price of      (Month/Day/Year               Acquired (A)    (Month/Date/Year)
                             Derivative                                  or Disposed
                             Security                                    of (D)
                                                                         (Instr. 3,4,
                                                                         and 5)
---------------------------- ------------- -------------- -------------- --------------- -----------------
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
                                                          Code     V     (A)      (D)    Date     Expiration
                                                                                         Exercis- Date
                                                                                         able
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
Common Stock Options         $3.22         4/16/00         A              10,000   0      (1)     4/15/10

---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------


---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------


---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------


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---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
------------------------ ------------- ------------- ----------- -----------
7. Title and Amount of   8. Price of   9. Number     10.         11.
Underlying Securities    Derivative    of            Ownership   Nature of
(Instr. 3 and 4)         Security      Derivative    Form of     Indirect
                         (Instr. 5)    Securities    Derivative  Beneficial
                                       Beneficially  Security:   Ownership
                                       Owned at      Direct      (Instr. 4)
                                       end of        (D) or
                                       month         Indirect
                                       (Instr. 4)    (I)
                                                     (Instr. 4)
------------------------ ------------- ------------- ----------- -----------
----------- ------------ ------------- ------------- ----------- -----------
Title       Amount or
            Number of
            Shares
----------- ------------ ------------- ------------- ----------- -----------
----------- ------------ ------------- ------------- ----------- -----------
Common      10,000         0           340,000         D          N/A
Stock
----------- ------------ ------------- ------------- ----------- -----------
----------- ------------ ------------- ------------- ----------- -----------


----------- ------------ ------------- ------------- ----------- -----------
----------- ------------ ------------- ------------- ----------- -----------


----------- ------------ ------------- ------------- ----------- -----------
----------- ------------ ------------- ------------- ----------- -----------


----------- ------------ ------------- ------------- ----------- -----------
----------- ------------ ------------- ------------- ----------- -----------


----------- ------------ ------------- ------------- ----------- -----------
----------- ------------ ------------- ------------- ----------- -----------

----------- ------------ ------------- ------------- ----------- -----------

Explanation of Responses:

     (1) Becomes exercisable as to 2500 shares on 4/16/01 becomes exercisable as to 214 shares on the 30th day of each month for 35 months thereafter and become exercisable as to 10 shares on the 30th day of the 36th month thereafter.






         /s/ Peter S. Gold                  5/9/00
        ---------------------------------------------
         Peter S. Gold                       Date






**Intentional  misstatements or omissions of facts  constitute  Federal Criminal
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note:File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.